EXHIBIT 10.2
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 12, 2017, among Heartland Financial USA, Inc., a Delaware corporation (the “Company”), First Bank Lubbock Bancshares, Inc., a Texas corporation (“FBLB”), FirstBank & Trust Company (“FB&T”), a Texas banking corporation and wholly owned subsidiary of FBLB, and Greg Garland (the “Executive”), a resident of Texas.
WHEREAS, the Executive currently serves as President of FB&T and a Vice President of FBLB;
WHEREAS, FBLB and the Company are executing an Agreement and Plan of Merger (the “Merger Agreement”) as of the date hereof, pursuant to which FBLB will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation;
WHEREAS, the Merger Agreement provides that FB&T will become a wholly owned subsidiary of the Company; and
WHEREAS, conditioned on the successful completion of the Merger, the Company and FB&T desire that FB&T employ the Executive after the date of consummation of the Merger (the “Effective Date”) on the terms and conditions of this Agreement, and the Executive desires to be employed by FB&T on such terms and conditions.
NOW, THEREFORE, in consideration of the promises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Employment. Effective upon the Effective Date, FB&T hereby agrees to employ the Executive, and the Executive accepts such employment and agrees to perform services for FB&T, for the period and upon the other terms and conditions set forth in this Agreement.

2.Term. Unless terminated at an earlier date in accordance with Section 8 of this Agreement, the term of the Executive’s employment hereunder shall be for a period of three (3) years, commencing on the Effective Date (the “Initial Term”). Except as otherwise agreed in writing by the parties, if the Executive continues to be employed by FB&T after the Initial Term, for any reason, he will do so as an at-will employee and not pursuant to this Agreement, provided that the Executive’s post-termination obligations pursuant to Sections 5, 6, 7 and 8(e) of this Agreement shall survive during the period of any such continued at-will employment (the Initial Term plus any period of at-will employment being referred to herein as the “Term”), and, to the extent applicable, after termination of such at-will employment, for any reason. If either (i) the Merger Agreement will have been validly terminated pursuant to the terms of Article 8 thereof, or (ii) the Executive’s employment with FBLB terminates prior to the Effective Date, for any reason, this Agreement, and all rights and obligations of the Company, FB&T and the Executive hereunder, shall be null and void.

3.Position and Duties.

(a)Position. During the Term, the Executive shall serve as President of FB&T, reporting to the Chief Executive Officer of FB&T. The Executive also agrees to serve, for so long as he is the President of FB&T, as a member of the Board of Directors of FB&T, but shall not be entitled to compensation for service as a member of the Board of Directors in addition to the compensation provided herein.

(b)Performance of Duties. The Executive agrees to devote his full time, attention and efforts to the business and affairs of FB&T, and shall comply with FB&T’s policies and rules, as they may be in effect from time to time, during his employment by FB&T. The Executive confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that, during the Term, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. Notwithstanding the prior sentence, while he remains employed by FB&T, the Executive may (i) participate in charitable and civic activities and personal investment activities (but not be involved in a material manner in the day-to-day operations of any business in which he has invested), and (ii) with the prior written consent of FB&T’s Board of Directors, act as a director of any corporations or organizations outside FB&T and the Company (other than banks, other financial institutions or other organizations providing similar services as FB&T); provided, in each case, and in the aggregate, that such activities do not materially interfere with the performance of Employee’s duties hereunder or violate Employee’s fiduciary duty to FB&T.

4.Compensation.

(a)Base Salary. As compensation for all services to be rendered by the Executive under this Agreement, FB&T shall pay to the Executive a base salary of $275,000 per year (the “Base Salary”), less deductions and withholdings, which salary shall be paid in accordance with FB&T’s normal payroll procedures and policies. The Executive shall be eligible, at the discretion of the Company and FB&T’s Board of Directors, for annual salary increases consistent with its procedures, policies and practices (any increased salary thereafter constituting the Base Salary for purposes of this Agreement).

(b)Signing Bonus. FBLB shall pay the Executive a one-time signing bonus of $100,000, less deductions and withholdings (the “Signing Bonus”), subject to and concurrent with the Effective Date.

(c)Retention Bonus. The Executive shall receive an additional annual payment in the gross amount of $50,000, less deductions and withholdings, for each year of the Initial Term (the “Annual Retention Bonus”). Each Annual Retention Bonus will be paid in substantially equal monthly installments for a period of twelve (12) months, commencing in the first, thirteenth and twenty-fifth full calendar months following the Effective Date,, provided that, as of the date of each installment, the Executive (i) remains an employee of FB&T, and (ii) has not materially breached any term of this Agreement, or any such breach timely has been cured by the Executive, as determined in the reasonable discretion of the Company and FB&T. In the event that Executive is in material breach of any term of this Agreement as of the date of such installment, which breach is later cured by the Executive, as determined in the reasonable discretion of the Company and FB&T, in accordance with this Agreement, Executive will be entitled to such installment.

(d)Incentive Compensation. In each calendar year during the Initial Term, but in the sole discretion of the Company and FB&T’s Board of Directors, the Executive shall be eligible for a cash incentive bonus of up to 40% of the Base Salary. In each such year, the incentive bonus will be based on the Executive’s achievement of objectives established by the Company and FB&T’s Board of Directors (which objectives generally shall be based on budgeted profit and growth, but may include other or different objectives at the discretion of the Company and FB&T’s Board of Directors). Determinations regarding the Executive’s performance against annual objectives shall be in the sole discretion of the Company and FB&T’s Board of Directors, and the determinations of the Company and the Board of Directors with respect to such bonus shall be final and binding.

(e)Equity Compensation. The Executive shall be eligible to receive annual grants of restricted stock units (“RSUs”) for shares of common stock of the Company, at the discretion of the Company’s Compensation/Nominating Committee and subject to the terms of Company’s Long-Term Incentive Plan (the “LTIP”). Any award of RSUs will be made in connection with the Company’s annual award decisions, normally occurring in January of each year. Annual grants to the Executive, if any, shall have a fair market value of up to 25% of Executive’s then-current Base Salary, and typically will be split between time-based RSUs and performance-based RSUs. For clarity, nothing in this Agreement shall constitute a guarantee of any award of RSUs or otherwise under the Company’s LTIP, and any such awards shall be in the sole discretion of the Company.

(f)Participation in Benefit Plans. While he is employed by FB&T, the Executive shall be eligible to participate in all employee benefit plans or programs offered generally by FB&T to its employees, to the extent that the Executive’s position, tenure, salary, health and other qualifications make Employee eligible to participate. Without limiting the foregoing, the Executive shall be eligible to participate in any defined contribution pension plan, or group life, health, dental or accident insurance or any such other plan or policy that may be in effect or that may hereafter be adopted by FB&T for the benefit of its employees and corporate officers generally. The Executive’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company and FB&T do not guarantee the adoption or continuance of any particular employee benefit during the Executive’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of FB&T, to amend, modify or terminate any of its benefits during the Term. FB&T agrees to treat all prior tenure with FB&T as time of employment with FB&T for purposes of calculating benefits under any benefits policy or plan of FB&T.

(g)Perquisites. While he is employed by FB&T, the Executive shall be permitted to continue the use of a Bank-owned vehicle or will receive a monthly automobile allowance of $1,000, and shall receive reimbursement of 50% of the total dues for a club membership, up to a maximum reimbursement of $7,200 per year.

(h)Expenses. FB&T will pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to FB&T’s normal policies for reimbursement and expense verification.

5.Confidential Information. Except as directed by the Company or FB&T’s Board of Directors, during the Term or at any time thereafter, the Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of FB&T) any confidential information of the Company or FB&T (or of any third party) that the Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including but not limited to any trade secrets, confidential, proprietary or secret information or data, processes, formulae, plans, devices or material (whether or not patented or patentable) used in any aspect of the business of the Company or FB&T, any customer or supplier lists of the Company or FB&T, any confidential development or research work of the Company or FB&T, any other confidential information or aspects of the business of the Company or FB&T, or any confidential information obtained from third parties under an obligation of the Company or FB&T to maintain the confidentiality of such information, which obligation is known to Executive (all such confidential or secret knowledge and information referred to in this sentence, the “Confidential Information”). The Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and FB&T and represents a substantial investment of time and expense and the creation of goodwill by the Company and FB&T, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and FB&T would be wrongful and would cause irreparable harm to the Company and FB&T. The foregoing obligations of confidentiality shall not apply to, and Executive shall be entitled to disclose, any knowledge or information (i) that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or FB&T, other than as a direct or indirect result of the breach of this Agreement by the Executive; (ii) that is received by Executive on a non-confidential basis from a source other than the Company or FB&T that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) as may be required by law or legal process after providing FB&T with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (iv) in any criminal proceeding against him after providing the Company and FB&T with prior written notice and an opportunity to seek protection for such Confidential Information (at the Company’s or FB&T’s sole expense, as applicable); and (v) with the prior written consent of the Company and FB&T.

Executive understands that certain whistleblower laws permit him to communicate directly with governmental or regulatory authorities about possible violations of law. Executive acknowledges that he is not required to seek the permission of or notify the Company or FB&T of any communications made in compliance with applicable whistleblower laws, and that neither the Company nor FB&T will consider such communications to violate this Agreement.
6.Restrictive Covenants. Executive acknowledges that, as a result of his service to FB&T, a special relationship of trust and confidence has developed between Executive, FB&T and its clients and customers; this special relationship shall continue and be expanded upon following the Merger; and that this special relationship has and will generate a substantial amount of goodwill between FB&T and its clients and customers. Executive further acknowledges and agrees that as a result of his service to FB&T, he has and will be provided with access to and informed of confidential, proprietary and highly sensitive information relating to FB&T and its clients and customers, which is a competitive asset of FB&T and which enables Executive to benefit from the goodwill and know-how of FB&T.

As an inducement for the Company to enter into the Merger Agreement and consummate the Merger, and as necessary to protect the trade secrets and goodwill of the business of FBLB and FB&T to be acquired pursuant to the Merger Agreement and subsequently developed by the Company and FB&T, the Executive agrees to the restrictive covenants set forth in this Section 6. The Executive acknowledges the trade secrets that have and will be developed by FB&T and the Company, as well as the valuable and special relationships developed between FB&T and its customers and employees, as well as between the Company and its customers and employees, and acknowledges that such relationships will continue to be developed by the Company and FB&T, at considerable expense. Accordingly, Executive agrees that he will not in any way interfere with such relationships, whether or not contractual and regardless whether any such contract is oral, in writing or otherwise, during the Term and thereafter as provided below. Without limiting the generality of the foregoing, the Executive further specifically agrees as follows:
(a)During Executive’s employment with FB&T and for a period ending at the later of (i) the end of the Initial Term, or (ii) one (1) year after the termination of Executive’s employment, for any reason, the Executive shall not, directly or indirectly, (i) attempt to solicit or induce any employees of the Company or FB&T, or their respective subsidiaries or affiliates, to leave their employment with the Company or FB&T or their respective subsidiaries or affiliates, or (ii) use Confidential Information to solicit or induce or attempt to solicit or induce any employees of the Company or FB&T, or their respective subsidiaries or affiliates, to leave their employment with the Company or FB&T, or their respective subsidiaries or affiliates. Notwithstanding the foregoing, the paragraph will not restrict Executive from engaging in general solicitations for employees that are not targeted at the employees of the Company or FB&T.

(b)During Executive’s employment with FB&T and for a period ending at the later of (i) the end of the Initial Term, or (ii) one (1) year after the termination of Executive’s employment , for any reason, the Executive shall not, directly or indirectly, (i) attempt to solicit or induce any customer of FB&T to cease doing business with, or otherwise reduce the amount of business such customer does with, FB&T, or (ii) use Confidential Information to solicit or induce or attempt to solicit or induce any customer of FB&T to cease doing business with, or otherwise reduce the amount of business such customer does with, FB&T.

(c)During Executive’s employment with FB&T or for a period ending three (3) year after the Effective Date, whichever is longer (the “Non-Competition Period”), the Executive shall not, directly or indirectly, without the express prior written consent of FB&T’s Board of Directors, (i) own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as consultant or advisor to, render services for (alone or in association with any person) or otherwise intentionally, knowingly and deliberately assist in any manner, any person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which (directly or indirectly) provides the same or similar services or products as provided by FB&T within the Restricted Area (as defined below in this Section 6(c)), or (ii) enter into an independent contractor, consulting, employment or other arrangement with any other venture or enterprise providing the same or similar products or services as provided by FB&T in the Restricted Area. “Restricted Area” means all geographic territory within fifty (50) miles of any banking facility operated by FB&T. Notwithstanding the foregoing, this restriction shall not limit the ability of Executive to acquire an ownership interest in any publicly-traded depository institution or its holding company, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that entity and the Executive is not involved in the management or operation of such entity, or invest in a mutual fund that invests, directly or indirectly, in insured depository institutions or their holding companies

(d)During Executive’s employment with FB&T and thereafter, the Executive shall not knowingly and intentionally make or affirm to any third party, including but not limited to competitors or customers of the Company or FB&T, or their respective subsidiaries or affiliates, any statement that disparages or reflects negatively upon the Company or FB&T or their respective subsidiaries or affiliates, or any of their respective officers, directors, employees, products or services; provided that this paragraph will not limit any statement or communication that is mandated by any legal requirement or made by Executive in connection with the enforcement by him of any of his rights hereunder.

The Executive acknowledges and agrees that the restrictions and agreements contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and FB&T; the potential restrictions on Executive’s future employment imposed by this Section 6 are reasonable in both duration and geographic scope and in all other respects and will not preclude Executive from earning a livelihood; and that any violation of this Section 6 will cause substantial and irreparable harm to the Company and/or FB&T that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 6.
7.Intellectual Property.

(a)The Executive hereby confirms that there are no inventions or original works of authorship that were made by the Executive, prior to the date of this Agreement (collectively referred to herein as “Prior Intellectual Property”), which belong to the Executive, and which relate to the proposed or current business, services, or products of FBLB or FB&T, and which were not assigned by the Executive to FBLB or FB&T. The Executive confirms that all Prior Intellectual Property will be acquired by the Company in the Merger and will be owned by the Company and/or FB&T, and to the extent it is not, the Executive hereby assigns and agrees to assign to FB&T effective as of the Effective Date, all of the right, title and interest in the Prior Intellectual Property.

(b)The Executive acknowledges that all Work Product (as defined below in this Section 7(b)) belongs to FBLB or FB&T, and acknowledges that all Work Product will be acquired by the Company in the Merger, and will be owned by the Company and/or FB&T. The Executive agrees to assign and hereby assigns to FB&T, without further consideration, all right, title, and interest that he may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to such Work Product, which Work Product shall be the sole property of FB&T, whether or not patentable. “Work Product” shall mean all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, moral rights (including but not limited to rights to attribution or integrity) all improvements, rights, and claims related to the foregoing that are conceived, created, developed, or reduced to practice by the Executive alone or with others during the course of his employment with FB&T. In addition, to the extent not assigned, the Executive hereby irrevocably waives any moral rights (including rights of attribution and integrity) that he may have with respect to the Work Product. The Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act (17 USCA, Section 101), are included in the definition of Work Product. The Executive shall promptly disclose any such Work Product to FB&T.

(c)The Executive agrees to assist FB&T, or its designee, at FB&T’s expense, in securing FB&T’s rights in and to the Work Product and any copyrights, patents, trademarks, service marks, mask work rights or other intellectual property rights relating thereto in any and all countries. Such assistance shall include the disclosure to FB&T of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which FB&T shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to FB&T, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, trademarks, service marks, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(d)The Executive agrees to maintain adequate and current written records on the development of all Work Product and to disclose promptly to FB&T all relevant records which records will remain the sole property of FB&T. The Executive further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, discovery, improvement, technology, computer program, original work of authorship, design formula, discovery, patent, or copyright that the Executive does not believe to constitute Work Product but is conceived, developed, or reduced to practice by the Executive (alone or with others) during his employment with FB&T shall be promptly disclosed to FB&T.

8.Termination of Employment.

(a)Grounds for Termination. The Executive’s employment shall terminate in the event that at any time:

(i)The Executive dies,

(ii)The Executive becomes Disabled (as defined in Section 9(b)),

(iii)FB&T elects to terminate this Agreement for Cause (as defined in Section 9(b)) and notifies the Executive in writing of such election,

(iv)FB&T elects to terminate this Agreement without Cause and notifies the Executive in writing of such election, or the Executive elects to terminate this Agreement for Good Reason (as defined in Section 9(b)) and notifies FB&T in writing of such election, or

(v)The Executive elects to resign his employment and terminate this Agreement without Good Reason and notifies FB&T in writing of such election.
If this Agreement is terminated pursuant to clause (i), (ii) or (iii) of this Section 8(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (v) of this Section 8(a), such termination shall be effective 30 days after delivery of the notice of termination, except that FB&T may elect, at its sole discretion, to accelerate the effective date of termination under clause (v) without further compensation to Executive.
(b)Certain Definitions. “Cause” means:

(i)The Executive has breached the provisions of Section 5, 6 or 7 of this Agreement in any material respect;

(ii)The Executive has engaged in willful and material misconduct (including but not limited to willful and material failure to perform the Executive’s lawful duties as an officer or employee of FB&T) and the Executive has failed to cure such failure to perform within 30 days after receipt of written notice from FB&T;

(iii)The Executive has committed fraud, misappropriation or embezzlement in connection with FB&T’s business;

(iv)The Executive has been convicted or has pleaded nolo contendere to a felony; or

(v)The Executive has been convicted or has pleaded nolo contendere to a crime involving fraud or dishonesty, or any similar crime that reflects upon the Executive’s fitness to perform duties as an officer or employee or that casts FB&T in a negative light by association.

“Disabled” means any mental or physical condition that renders the Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of three months. The Executive understands that FB&T will engage in the interactive process to determine whether a leave of another length is a reasonable accommodation but agrees that given his position, a leave longer than three months will likely be an undue hardship.
“Good Reason” means the occurrence of any of the following:
(i)    any material diminution in Executive’s title or his duties and responsibilities, other than in connection with a termination for Cause or because Executive has become Disabled;
(ii)    a relocation of Executive’s primary work location outside of the Lubbock metropolitan area without Executive’s prior written consent; or
(iii)    a material breach of this Agreement by the Company or FB&T that is not cured within 30 days after receipt of written notice from Executive.
(c)Effect of Termination. Notwithstanding any termination of this Agreement, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment, including but not limited to the requirements of Sections 5, 6 and 7.

(d)Payments after Termination.

(i)The Executive shall be entitled to salary and benefits under this Agreement (including (x) unreimbursed expenses incurred in the performance of his duties prior to the date of termination, and for which he would be entitled to reimbursement under Section 4(h), to the extent documentation therefor is promptly, and in any event within 45 days of termination, provided to FB&T, (y) unused vacation time in accordance with FB&T’s policies, and (z) any vested benefits as of the date of his termination) through the date of any termination pursuant to Section 8(a), including any bonus determined to be payable with respect to a completed fiscal year and not yet paid, but not including any bonus payment with respect to the year in which termination occurs. Subject to any right to elect COBRA continuation coverage or similar state group health continuation law coverage, and, except as provided in Section 8(d)(ii), the Executive’s right to salary and benefits shall immediately terminate upon the effective date of termination of this Agreement under Section 8(a).

(ii)If the Executive’s employment is terminated during the Initial Term pursuant to Section 8(a)(ii) or 8(a)(iv), and provided (1) the Executive has executed a written release to FB&T in the form attached hereto as Exhibit A and the revocation or rescission period specified therein has expired without revocation or rescission by the Executive, and (2) the Executive has continued to comply with the provisions of this Agreement intended to survive termination, including but not limited to the Executive’s obligations under Sections 5, 6, 7 and 8(e) of this Agreement, then, in addition to the payments described in Section 8(d)(i), (y) FB&T shall continue to pay Executive’s Base Salary for the remainder of Initial Term, and (z) any unvested RSUs previously awarded to Executive pursuant to Section 4(e) of this Agreement shall immediately vest as of the effective date of Executive’s termination, subject to the terms of the LTIP, with any performance-related measure being deemed fully achieved.

(e)Surrender of Records and Property. Upon termination of his employment with FB&T, for any reason, the Executive shall deliver promptly to FB&T all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company or FB&T, and all other property, trade secrets and confidential information of the Company or FB&T, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company or FB&T, which in any of these cases are in his possession or under his control, as well as any log-in information, passwords or other data or information reasonably necessary or useful to FB&T to access and/or use any documents or data created or maintained by Executive.

9.Settlement of Disputes.

(a)Arbitration. Except as provided in Section 9(b), any controversy arising out of or relating to the Executive’s employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Lubbock, Texas, before a single arbitrator to be mutually agreed upon by the parties and shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures (“JAMS”), which may be found at jamsadr.com/rules-employment-arbitration. The Executive acknowledges that he has reviewed such rules prior to executing this Agreement. FB&T shall bear those expenses peculiar to arbitration including the administrative costs of the arbitration and the arbitrator’s fees to the extent required by Texas law and the JAMS rules. Each party in the arbitration shall bear its or his own attorneys’ fees and legal costs. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. This Agreement expressly does not prohibit either party from seeking provisional injunctive relief, including to prevent irreparable harm, in any court of competent jurisdiction. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(b)Resolution of Certain Claims-Injunctive Relief. Section 9(a) shall have no application to claims by the Company and/or FB&T seeking to enforce, by injunction or otherwise, the terms of Section 5, 6, 7 or 8(e). Such claims may be maintained by the Company and/or FB&T in a lawsuit subject to the terms of Section 9(c). The Executive acknowledges that it would be difficult to fully compensate the Company and/or FB&T for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company and/or FB&T shall have the right to enforce the provisions of Sections 5, 6, 7 and 8(e) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and the prevailing party shall be entitled to recover from the non-prevailing party its reasonable outside counsel fees in enforcing the provisions of Sections 5, 6, 7 and/or 8(e).

(c)Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from Sections 5, 6, 7 or 8(e) of this Agreement, shall be litigated only in the state or federal courts of the State of Texas. The Executive, FB&T and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 9(b). The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by FB&T or the Company.

10.Code Section 409A.

(a)In General. This Agreement, and all payments made or to be made hereunder, is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered, interpreted and construed consistent with that intent. However, the Executive acknowledges that he bears the entire risk of any adverse federal and state tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to but not in compliance with Section 409A and that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income taxation law. To the extent any nonqualified deferred compensation payment to the Executive could be paid in one or more of the Executive’s taxable years depending upon the Executive completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

(b)Payments subject to Section 409A. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”), and if an exemption from the six (6) month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period. Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(ii)Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year. If the timing of any payment subject to Code Section 409A could occur in one or more tax years depending on the Executive’s employment-related actions, then such payment will be made as soon as possible in the later tax year.

11.Miscellaneous.

(a)Entire Agreement. This Agreement (including Exhibit A) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof, expressly including but not limited to the Prior Employment Agreement.

(b)Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(c)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(d)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of FB&T. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by the Executive without the prior written consent of FB&T.

(e)Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, of any right or any breach by the Executive shall constitute a waiver of any other right or breach by the Executive.

(f)Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

If to the Company:
Heartland Financial USA, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Telephone:    (720) 873-3780
Fax:    (563) 589-1951
Attention:     J. Daniel Patten, Executive Vice President, Finance and
Corporate Strategy
E-mail:    DPatten@htlf.com

With copy to:
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
Telephone:    (563) 589-1994
Fax:    (563) 589-1951
Attention:    Michael Coyle, Executive Vice President and
Senior General Counsel
e-mail:    mcoyle@htlf.com

If to FBLB:
First Bank Lubbock Bancshares, Inc.
9816 Slide Road
Lubbock, Texas 79424
Fax:    (806) 788-0699
Attention:    Barry Orr
e-mail:    barry.orr@firstbanktexas.com

If to FB&T:
First Bank & Trust
9816 Slide Road
Lubbock, Texas 79424
Fax:    (806) 788-0699
Attention:    Barry Orr
e-mail:    barry.orr@firstbanktexas.com

If to the Executive:
Greg Garland
4003 106th Street
Lubbock, TX 79423

Any party may change the address set forth above by notice to each other party given as provided herein.
(g)Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h)Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Texas, without giving effect to any choice of law provisions thereof.

(i)Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)Advice of Counsel. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY COUNSEL IN THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT.

(k)Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(l)Withholding Taxes. FB&T may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

[The remainder of this page intentionally has been left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Lynn B. Fuller
Lynn B. Fuller Chairman of the Board and Chief Executive Officer

FIRST BANK LUBBOCK BANCSHARES, INC.

By:	/s/ Denise Thomas
Denise Thomas EVP & Treasurer

FIRSTBANK & TRUST COMPANY

By:	/s/ Denise Thomas
Denise Thomas EVP & Chief Financial Officer

/s/ Greg Garland
Greg Garland

[Signature page to the Employment Agreement dated as of December 12, 2017 by and among Heartland Financial USA, Inc., First Bank Lubbock Bancshares, Inc.,
FirstBank & Trust Company and Greg Garland]

EXHIBIT A
GENERAL RELEASE
This General Release is made and entered into as of the __ day of __________, 20__, by Greg Garland (“Executive”).
WHEREAS, Heartland Financial USA, Inc. (“Heartland”), First Bank Lubbock Bancshares, Inc. (“FBLB”), FirstBank & Trust Company (“FB&T”) and Executive are parties to an Employment Agreement dated December 12, 2017 (the “Employment Agreement”);
WHEREAS, Executive intends to settle any and all claims that Executive has or may have against FBLB, FB&T or Heartland as a result of Executive’s employment with FB&T and/or the cessation of Executive’s employment with FB&T; and
WHEREAS, under the terms of the Employment Agreement, which Executive agrees are fair and reasonable, Executive agreed to enter into this General Release as a condition precedent to the severance arrangements described in Section 8(d)(ii) of the Employment Agreement.
NOW, THEREFORE, in consideration of the provisions and the covenants contained in the Employment Agreement, the Executive agrees as follows:
1.    Release. For the consideration expressed in the Employment Agreement, Executive does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits and damages, of any kind or character, which Executive has or may have against the Released Parties, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior or events occurring up through the date of Executive’s signature on this General Release, including Executive’s employment with FB&T and the cessation of that employment. For purposes of this General Release, “Released Parties” means collectively the FBLB, FB&T, Heartland, and their respective predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, employees, attorneys and insurers, and each and all thereof.
Executive understands and agrees that Executive’s release of claims includes any and all possible claims related to his employment or the termination thereof, including but not limited to claims related to discrimination, harassment or retaliation, including but not limited to claims under Title VII of the Federal Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Family and Medical Leave Act; the Occupational Safety and Health Act, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Executive Retirement Income Security Act; the Sarbanes Oxley Act of 2002; Tex. Lab. Code §§ 21.001-21.556; Tex. Lab. Code §§ 61.011-61.1020; or any other federal, state or local statute, ordinance or law. Executive also understands that Executive is giving up all other claims, including those grounded in contract or tort theories, including, but not limited to: wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind, under any other theory of pleading or proof, whether legal or equitable.
Nothing in this General Release prohibits Executive from filing a charge with any government agency, however, Executive further understands that Executive is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by Executive or on Executive’s behalf by any other party, governmental or otherwise against any of the Released Parties. Executive also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Released Parties.
This General Release does not constitute an unlawful waiver of any of Executive’s rights under any laws or otherwise apply to or release (i) any post-termination claim that Executive may have for benefits under the provisions of any employee benefit plan maintained by FB&T, including claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA), (ii) any rights or claims that arise from actions occurring after the date Executive signs this General Release, (iii) claims for unemployment compensation benefits, workers compensation benefits, or health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or under the Fair Labor Standards Act, or (iv) or any claim Executive may have purely in his capacity as a shareholder or former shareholder of FB&T.

Executive further understands that certain whistleblower laws permit him to communicate directly with governmental or regulatory authorities about possible violations of law. Executive acknowledges that he is not required to seek Heartland’s or FB&T’s permission or notify the Heartland or FB&T of any communications made in compliance with applicable whistleblower laws, and that neither Heartland nor FB&T will consider such communications to violate this General Release or the Employment Agreement.
2.    Rescission. Executive has been informed of Executive’s right to rescind this General Release by written notice to FB&T within seven (7) calendar days after the execution of this General Release. Executive has been informed and understands that any such rescission must be in writing and delivered to FB&T by hand or sent by mail within the 7-day time period. If delivered by mail, the rescission must be: (1) postmarked within the applicable period, and (2) sent by certified mail, return receipt requested.
Executive understands that the Company and/or FB&T will have no obligations under the Employment Agreement in the event a notice of rescission by Executive is timely delivered, and, in the event Executive rescinds this General Release, Executive agrees to repay to FB&T any payments made to Executive or benefits conferred upon him pursuant to Section 8(d)(ii) of the Employment Agreement prior to the date of rescission.
3.    Representations. Executive represents that he is not aware of any violations of the law or bank policies with respect to his employment. No provision of this General Release shall be construed as an admission or concession of any liability or wrongdoing or of any preexisting liability or wrongdoing. Executive is the sole owner of all claims released and has not assigned or transferred to any person all or part of any interest in any claim released under this General Release. This General Release and the Employment Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties concerning his complete release of all claims as referred to herein. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made FB&T or Heartland, or any representative thereof, except as specifically set forth in the Employment Agreement.
4.    Acceptance Period; Advice of Counsel. The terms of this General Release will be open for acceptance by Executive for a period of 21 days during which time Executive may consider whether or not to execute this General Release. Executive agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. Executive is hereby advised to seek the advice of an attorney regarding this General Release.
5.    Binding Agreement. This General Release shall be binding upon Executive and his heirs and assigns, and inure to the benefit of Heartland, FB&T and their respective successors and assigns.
6.    Ongoing Obligations. Notwithstanding any other Section of this General Release, Executive acknowledges and agrees that he remains bound by, and will continue to comply in all respects with, Sections 5, 6, 7 and 8(e) of the Employment Agreement.
7.    Knowing and Voluntary Agreement. Executive hereby acknowledges and states that Executive has read this General Release. Executive further represents that this General Release is written in language that is understandable to Executive, that Executive fully appreciates the meaning of its terms, and that Executive enters into this General Release freely and voluntarily.
IN WITNESS WHEREOF, Executive, after due consideration, has authorized, executed and delivered this General Release all as of the date first written.

___________________________________________
Greg Garland